EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2008, relating to the financial statements and financial statement schedule of Cenveo, Inc. for the year ended December 29, 2007, appearing in the Annual Report on Form 10-K of Cenveo, Inc. for the year ended January 2, 2010.

/s/ Deloitte & Touché LLP

Stamford, Connecticut
May 18, 2010